Exhibit 99.1
News Release

Hi-Crush Partners LP Reports Second Quarter 2017 Results

•	2Q 2017 Revenues of $135.2 million vs. $83.4 million in 1Q 2017 and $38.4 million in 2Q 2016

•	2Q 2017 Net income of $16.4 million vs. net losses of $(6.8) million in 1Q 2017 and $(12.2) million in 2Q 2016

•	2Q 2017 EBITDA of $26.8 million vs. $1.3 million in 1Q 2017 and $(3.4) million in 2Q 2016

•	2Q 2017 $0.18 basic and diluted earnings per limited partner unit

•	Permian Basin Kermit facility completed; sand deliveries commenced

Houston, Texas, August 2, 2017 - Hi-Crush Partners LP (NYSE: HCLP), "Hi-Crush" or the "Partnership", today reported second quarter 2017 results. Revenues for the second quarter of 2017 totaled $135.2 million on sales of 2,112,516 tons of frac sand. This compares to $83.4 million of revenues on sales of 1,384,887 tons of frac sand in the first quarter of 2017. The limited partners' interest in net income was $16.4 million for the second quarter of 2017, resulting in basic and diluted earnings of $0.18 per limited partner unit.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the second quarter of 2017 was $26.8 million, compared to $1.3 million for the first quarter of 2017. EBITDA adjusted for earnings from our equity method investment ("Adjusted EBITDA") was $26.5 million in the second quarter of 2017, compared to $1.9 million for the first quarter of 2017. Distributable cash flow attributable to the limited partners for the second quarter of 2017 was $22.9 million.

"We are excited by the strong results we achieved for the second quarter, driven by robust completions activity and demand for frac sand," said Robert E. Rasmus, Chief Executive Officer of Hi-Crush. "In line with expectations, we sold 2.1 million tons of frac sand, approaching full utilization across our facilities. Growth in sand demand, combined with increasing prices throughout the quarter, resulted in $23 million of distributable cash flow. Frac sand fundamentals continue to be positive, particularly for fine mesh sand, and execution continues to be critically important. We are proud of our team’s success in meeting the rapid growth in activity and managing the increasingly complex demand dynamics of our customers."

Kermit Facility

The Partnership also announced the completion of construction, commencement of operations and sales of frac sand from its Kermit facility on July 31, 2017. The 3.0 million ton per year production facility is expected to ramp up operations over the remainder of the third quarter and reach full capacity in the fourth quarter of 2017.

"We are pleased to announce the commencement of operations at Kermit," said Mr. Rasmus. "We are extremely proud of our construction team, who quickly mobilized to design and construct our fifth world class facility in record time. The completion of the Kermit facility two months ahead of schedule and under budget is a testament to our execution ability as well as the unique relationships we have with our contractors."

"In addition to the contracts we have in place for the capacity of the Kermit facility, we have successfully completed negotiations with new customers, the end users of sand, and we are selling sand today," added Mr. Rasmus. "The facility enhances our ability to serve our customers with the sand they desire. In-basin sand will play an important role in the ongoing evolution of the frac sand industry and our successful completion of Kermit positions us as the first-mover. Our proven and continued execution will drive significant benefits to Hi-Crush today and over the long-term."

Second Quarter 2017 Results

Revenues for the second quarter of 2017 increased due to the sequential increase in sales volumes, combined with generally higher pricing. Reflecting the change in mix in customer demand, approximately 64% of the volumes were sold in-basin for the second quarter of 2017, a decrease from 69% in the first quarter of 2017 and an increase from 49% in the second quarter of 2016. Average sales price was $64 per ton in the second quarter of 2017, compared to $60 per ton in the first quarter of 2017 and $45 per ton in the second quarter of 2016, due to continued tightness in frac sand supply and demand.

Contribution margin was $16.73 per ton in the second quarter of 2017, compared to $8.15 per ton in the first quarter of 2017. The increase in contribution margin per ton was primarily the result of the pricing increases realized during the first and second quarters of 2017. In addition, production costs improved by $1.60 per ton due to increased production volumes and fixed costs absorption.

General and administrative expenses of $8.96 million included $0.9 million of non-recurring legal, professional, marketing and other business development costs associated with the Whitehall Contribution as well as our Kermit facility and Pecos terminal development.

"Our second quarter performance was marked by a more than 50% increase in the volume of frac sand sold, in the range of the outlook provided earlier in May," said Laura C. Fulton, Chief Financial Officer of Hi-Crush. "Significantly higher sales volumes, coupled with generally higher pricing, particularly for fine mesh sand, resulted in a sequential increase in revenues of more than 60% and quarterly Adjusted EBITDA of $26.5 million. Contribution margin for the second quarter more than doubled, resulting from continued price increases throughout the quarter and greater fixed cost absorption associated with operating our facilities at higher utilization rates."

Logistics and PropStreamTM Operations

The Partnership remains on schedule for the construction of its new unit train capable terminal with silo storage in Pecos, Texas. The terminal will be the largest in the southern Delaware Basin and will complement Hi-Crush's existing terminals in the Midland Basin. Combined with in-basin sand production from the 3.0 million ton per year Kermit facility, Hi-Crush will have the ability to efficiently deliver sand to reliably meet customers' needs in the most active basin in the United States.

"Our Pecos terminal in the Delaware Basin will complement our Kermit facility, ensuring we are able to provide the full range of products demanded in the basin," said Mr. Rasmus. "Now more than ever, logistics serve as a major differentiator supporting the reliable and cost-efficient delivery of frac sand. Hi-Crush is positioned as a leader with a network of owned in-basin terminals with unit train capabilities, extensive customer relationships, and PropStream, our last-mile containerized delivery solution. Navigating the logistics of frac sand delivery with consistency and efficiency is critical to ensuring reliable supply to our growing base of customers and ultimately leads to higher market share and growth in profitability."

Hi-Crush currently has four PropStream crews operating in the Permian Basin and one crew in the northeast, serving the Marcellus and Utica plays, with the expectation to grow the total number of crews to nine or more by the end of 2017. Equipment used in the PropStream operations is purchased or leased from Proppant Express Investments, LLC ("PropX"), a joint venture owned in part by Hi-Crush. PropX currently has 21 systems active in various basins throughout North America, with expectations to grow to over 30 by the end of 2017, including those utilized by Hi-Crush, giving PropX an estimated market share for containerized last-mile solutions of 10% or more in the 15 months since inception.

Liquidity and Capital Expenditures

As of June 30, 2017, the Partnership had $194.5 million of long-term debt outstanding, and was in compliance with the covenants defined in its Revolving Credit Facility Agreement. As of June 30, 2017, Hi-Crush had $85.7 million in cash and available capacity under its revolving credit facility. Through August 2, 2017, the Partnership had not issued any common units under its at-the-market equity program.

"We closely manage our balance sheet and cash flow," said Ms. Fulton. "Ensuring we prudently use our strong balance sheet to support growth, including our investments in the Kermit and Pecos facilities, is a fundamental tenet of our financial strategy."

The Partnership reiterated guidance for 2017 capital expenditures in the range of $115 to $125 million related to the construction of our Kermit facility, our new terminal facility in Pecos, Texas, equipment for the PropStream integrated logistics solution and annual overburden removal, among other projects. For the six months ended June 30, 2017, capital expenditures totaled $67.9 million related to costs associated with the construction of our Kermit facility and the Pecos terminal, among other projects.

Outlook

For the third quarter of 2017, the Partnership expects sales volumes to increase to 2.4 to 2.6 million tons. Pricing is also expected to increase sequentially, driven by tightness in frac sand supply and demand, particularly for fine mesh sand.

"The development of our strategic assets in the heart of the Permian Basin, together with our industry-leading sand facilities in Wisconsin, diversifies our service offerings and positions us to meet the evolving demands of the industry at a critical time," said Mr. Rasmus. "We expect Hi-Crush to operate near full utilization on its 13.4 million tons of annual capacity which, coupled with our advantaged logistics capabilities and holistic service offering to customers, positions us as a clear industry leader."

The Partnership reiterated its intention to resume distributions to unitholders as cash flow from operations continues to improve to levels supportive of a long-term, sustainable distribution, in the latter part of 2017.

Conference Call

On Thursday, August 3, 2017, Hi-Crush will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss Hi-Crush’s second quarter 2017 results. Hosting the call will be Robert E. Rasmus, Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-0789, or for international callers, (201) 689-8562. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers (412) 317-6671. The passcode for the replay is 13664654. The replay will be available until August 17, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call. The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrush.com under the Investors Relations-Event Calendar and Presentations section.
Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America ("GAAP").

We define EBITDA as net income plus depreciation, depletion and amortization and interest expense, net of interest income. We define Adjusted EBITDA as EBITDA, adjusted for earnings (loss) from equity method investments and any non-cash impairments of goodwill and long-lived assets. We define distributable cash flow as Adjusted EBITDA less cash paid for interest expense and maintenance and replacement capital expenditures, including accrual for reserve replacement, plus accretion of asset retirement obligations and non-cash unit-based compensation. We use distributable cash flow as a performance metric to compare cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow will not reflect changes in working capital balances. We define adjusted earnings per limited partner unit as earnings per limited partner unit, adjusted for the impact of non-recurring items.

We use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and amortization, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.

EBITDA, Adjusted EBITDA, distributable cash flow, adjusted earnings per limited partner unit and contribution margin are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush

Hi-Crush is a premier provider of proppant and logistics solutions to the North American energy industry. Our portfolio of purpose-built production facilities are capable of producing 13.4 million tons per year of high-quality monocrystalline sand, a specialized mineral used as a proppant during the well completion process, necessary to facilitate the recovery of hydrocarbons from oil and natural gas wells. Our production facilities' direct access to major U.S. railroads enhance our delivery capabilities into consuming basins, while our strategically located owned and operated in-basin terminals as well as our in-basin production facility positions us within close proximity to significant activity in all major oil and gas basins for advantageous truck transportation. Our integrated distribution system, enhanced by our innovative PropStreamTM logistics solution, efficiently delivers proppant the "last mile" into the blender, providing customers surety of supply from mine to well site. For more information, visit www.hicrush.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as "may," "assume," "forecast," "position," "predict," "strategy," "expect," "intend," "plan," "estimate," "anticipate," "could," "believe," "project," "budget," "potential," or "continue," and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the SEC, including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2016 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrush.com
(713) 980-6270

Marc Silverberg, ICR
marc.silverberg@icrinc.com
(646) 277-1293

Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per unit amounts)

	Three Months Ended
	June 30,		March 31,
	2017	2016 (a)	2017
Revenues	$135,220	$38,429	$83,364
Cost of goods sold (excluding depreciation, depletion and amortization)	99,882	35,425	72,083
Depreciation, depletion and amortization	7,596	4,266	4,828
Gross profit (loss)	27,742	(1,262)	6,453
Operating costs and expenses:
General and administrative expenses	8,961	6,616	9,677
Impairments and other expenses	143	103	—
Accretion of asset retirement obligations	114	107	114
Income (loss) from operations	18,524	(8,088)	(3,338)
Other income (expense):
Earnings (loss) from equity method investments	296	—	(566)
Interest expense	(2,440)	(4,071)	(2,927)
Net income (loss)	$16,380	$(12,159)	$(6,831)
Earnings (loss) per limited partner unit:
Basic	$0.18	$(0.26)	$(0.07)
Diluted	$0.18	$(0.26)	$(0.07)

	Six Months Ended
	June 30,
	2017	2016 (a)
Revenues	$218,584	$90,577
Cost of goods sold (excluding depreciation, depletion and amortization)	171,965	84,092
Depreciation, depletion and amortization	12,424	7,754
Gross profit (loss)	34,195	(1,269)
Operating costs and expenses:
General and administrative expenses	18,638	21,619
Impairments and other expenses	143	33,850
Accretion of asset retirement obligations	228	210
Income (loss) from operations	15,186	(56,948)
Other income (expense):
Loss from equity method investments	(270)	—
Interest expense	(5,367)	(7,711)
Net income (loss)	$9,549	$(64,659)
Earnings (loss) per limited partner unit:
Basic	$0.13	$(1.57)
Diluted	$0.13	$(1.57)

(a)
Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC, Hi-Crush Whitehall LLC, 2.0% equity interest in Hi-Crush Augusta LLC and PDQ Properties LLC (together the "Other Assets").

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Three Months Ended
	June 30,		March 31,
	2017	2016	2017
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$16,380	$(12,159)	$(6,831)
Depreciation and depletion expense	7,599	4,266	4,829
Amortization expense	421	421	420
Interest expense	2,440	4,071	2,927
EBITDA	26,840	(3,401)	1,345
(Earnings) loss from equity method investments	(296)	—	566
Adjusted EBITDA	26,544	(3,401)	1,911
Less: Cash interest paid	(2,068)	(3,344)	(2,554)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(2,945)	(1,164)	(1,845)
Add: Accretion of asset retirement obligations	114	107	114
Add: Unit-based compensation	1,219	930	1,178
Distributable cash flow	22,864	(6,872)	(1,196)
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	—	627	1,247
Distributable cash flow attributable to Hi-Crush Partners LP	22,864	(6,245)	51
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—	—
Distributable cash flow attributable to limited partner unitholders	$22,864	$(6,245)	$51

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited EBITDA, Adjusted EBITDA and Distributable Cash Flow
(Amounts in thousands)

	Six Months Ended
	June 30,
	2017	2016
Reconciliation of distributable cash flow to net income (loss):
Net income (loss)	$9,549	$(64,659)
Depreciation and depletion expense	12,428	7,757
Amortization expense	841	841
Interest expense	5,367	7,711
EBITDA	28,185	(48,350)
Loss from equity method investments	270	—
Non-cash impairments of goodwill	—	33,745
Adjusted EBITDA	28,455	(14,605)
Less: Cash interest paid	(4,622)	(6,590)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (a)	(4,790)	(2,409)
Add: Accretion of asset retirement obligations	228	210
Add: Unit-based compensation	2,397	1,860
Distributable cash flow	21,668	(21,534)
Adjusted for: Distributable cash flow attributable to assets contributed by the sponsor, prior to the period in which the contribution occurred (b)	1,247	1,462
Distributable cash flow attributable to Hi-Crush Partners LP	22,915	(20,072)
Less: Distributable cash flow attributable to holders of incentive distribution rights	—	—
Distributable cash flow attributable to limited partner unitholders	$22,915	$(20,072)

(a)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(b)
The Partnership's historical financial information has been recast to consolidate Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets for the periods leading up to their contribution into the Partnership. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recast distributable cash flow earned during the periods prior to the contributions.

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Six Months Ended
	June 30,
	2017	2016 (a)
Operating activities	$24,545	$(3,829)
Investing activities	(412,314)	(30,929)
Financing activities	410,738	61,452
Net increase in cash	$22,969	$26,694

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Blair LLC, Hi-Crush Whitehall LLC and Other Assets.

Unaudited Condensed Consolidated Balance Sheets
(Amounts in thousands, except unit amounts)

	June 30, 2017	December 31, 2016 (a)
Assets
Current assets:
Cash	$27,490	$4,521
Accounts receivable, net	88,865	52,834
Inventories	38,609	29,277
Prepaid expenses and other current assets	3,091	2,716
Total current assets	158,055	89,348
Property, plant and equipment, net	875,730	541,693
Goodwill and intangible assets, net	9,256	10,097
Equity method investments	14,130	10,232
Other assets	6,314	7,831
Total assets	$1,063,485	$659,201
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$50,667	$19,264
Accrued and other current liabilities	18,895	8,155
Deferred revenues	11,043	—
Due to sponsor	6,267	118,641
Current portion of long-term debt	3,032	2,962
Total current liabilities	89,904	149,022
Long-term debt	191,456	193,458
Asset retirement obligations	9,742	9,514
Other liabilities	19,000	5,000
Total liabilities	310,102	356,994
Commitments and contingencies
Equity and partners' capital:
General partner interest	—	—
Limited partners interest, 91,030,490 and 63,668,244 units outstanding, respectively	753,383	299,516
Total partners’ capital	753,383	299,516
Non-controlling interest	—	2,691
Total equity and partners' capital	753,383	302,207
Total liabilities, equity and partners’ capital	$1,063,485	$659,201

(a)	Financial information has been recast to include the financial position and results attributable to Hi-Crush Whitehall LLC and Other Assets.

Unaudited Per Ton Operating Activity

	Three Months Ended
	June 30,		March 31,
	2017	2016	2017
Sand sold (in tons)	2,112,516	849,263	1,384,887
Sand produced and delivered (in tons)	2,181,276	862,868	1,366,812
Contribution margin ($ in thousands)	$35,338	$3,004	$11,281
Contribution margin per ton sold	$16.73	$3.54	$8.15

	Six Months Ended
	June 30,
	2017	2016
Sand sold (in tons)	3,497,403	1,812,261
Sand produced and delivered (in tons)	3,548,088	1,784,940
Contribution margin ($ in thousands)	$46,619	$6,485
Contribution margin per ton sold	$13.33	$3.58

Unaudited Net Income (Loss) per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Weighted average limited partner units outstanding:	2017	2016	2017	2016
Basic common units outstanding	91,021,799	42,254,647	82,352,555	39,644,857
Potentially dilutive common units	559,089	—	559,089	—
Diluted common units outstanding	91,580,888	42,254,647	82,911,644	39,644,857
Reconciliation of net income (loss) and the assumed allocation of net income (loss) under the two-class method for purposes of computing earnings (loss) per limited partner unit:

	Three Months Ended June 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of earnings in excess of distributions	—	16,380	16,380
Assumed allocation of net income	$—	$16,380	$16,380

Earnings per limited partner unit - basic		$0.18
Earnings per limited partner unit - diluted		$0.18

	Three Months Ended June 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(12,159)	(12,159)
Add back recast income attributable to Blair	—	(153)	(153)
Add back recast losses attributable to Whitehall and Other Assets	—	1,421	1,421
Assumed allocation of net loss	$—	$(10,891)	$(10,891)

Loss per limited partner unit - basic		$(0.26)
Loss per limited partner unit - diluted		$(0.26)

	Six Months Ended June 30, 2017
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of earnings in excess of distributions	—	9,549	9,549
Add back recast losses attributable to Whitehall and Other Assets through March 15, 2017	—	1,471	1,471
Assumed allocation of net income	$—	$11,020	$11,020

Earnings per limited partner unit - basic		$0.13
Earnings per limited partner unit - diluted		$0.13

	Six Months Ended June 30, 2016
	General Partner and IDRs	Limited Partner Units	Total
Declared distribution	$—	$—	$—
Assumed allocation of distributions in excess of loss	—	(64,659)	(64,659)
Add back recast losses attributable to Blair	—	683	683
Add back recast losses attributable to Whitehall and Other Assets	—	1,591	1,591
Assumed allocation of net loss	$—	$(62,385)	$(62,385)

Loss per limited partner unit - basic		$(1.57)
Loss per limited partner unit - diluted		$(1.57)